Exhibit 10.16

Second Addition to the Amendment to Licensing Agreement - Worldwide rights to the
Unit Dose Eye Product — dated November 22, 2015

1.	From the Amendment to Licensing Agreement — Worldwide rights to the Unit Dose Eye Product — signed on November 22, 2015, section 3 — Rest of the world, the first paragraph is cancelled:

“Resdevco grants Wize Pharma an option to purchase all the territories which are not under a signed contract for the amount of 3 Million USD and 0.3 UDS royalties per box of 30 unit for the dry-eye / Conjunctivochalasis product or equivalent royalties for boxes of different quantities.”

2.	Resdevco Ltd. and Wize Pharma Ltd. will keep open an option of a future discussion of purchasing the “rest of world”, under terms that will be mutually agreed upon.

3.	The agreement: Addition to the Amendment to Licensing Agreement — Worldwide rights to the Unit Dose Eye Product — dated November 22, 2015, (signed on January 5, 2017) is cancelled

4.	The 2017 minimum deductible annual royalty for the USA license: $150,000 + VAT, which was due originally on January 31, 2017, will be directly deposited in Resdevco’s account no later than May 31, 2017 at the exchange rate of 3.75 NIS per dollar.

Resdevco Ltd.	Wize Pharma Ltd.

Name: Shabtay Dikstein	Name: Or Eisenberg

Position: CEO	Position: CEO

Signature: /s/ Prof. S. Dikstein	Signature: /s/ Or Eisenberg

Date: March 30, 2017	Date: March 30, 2017